Exhibit 15.1



October 20, 1998



Freeport-McMoRan Sulphur Inc.
1615 Poydras St.
New Orleans, LA  70112


Gentlemen,

We are aware that Freeport-McMoRan Sulphur Inc. has incorporated by reference in its previously filed Registration Statement on Form S-8 (File No.333-44449) its Form 10-Q for the quarter ended September 30, 1998, which includes our report dated October 20, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP